EXHIBIT 10.1

                            ASSET PURCHASE AGREEMENT

         ASSET PURCHASE AGREEMENT dated this 29th day of April, 2002 (the "Agreement") among The Lamaur Corporation, a Delaware corporation ("Lamaur" or "Seller"), and Alleghany Pharmacal Corporation, a New York corporation ( "Buyer") (Buyer and Seller being collectively sometimes referred to as the "Parties)".
                                   WITNESSETH:
         WHEREAS, the Seller desires to sell certain assets relating to its Salon Style product lines, including certain intellectual property and inventory, as further defined in this Agreement, and Buyer desires to purchase such assets from Seller;
         NOW, THEREFORE, in consideration of the warranties, representations, covenants and agreements hereinafter set forth, the Seller and Buyer hereby agree as follows:
                                    Article 1

             Transfer of Assets, Intellectual Property and Inventory
             -------------------------------------------------------

         1.1 Transfer of Assets. Subject to the terms and conditions herein expressed, Seller agrees to sell, assign, convey and transfer to Buyer on the Closing Date (defined in Section 2.1) Seller's trademarks, trademark rights, trade names, licenses, copyrights and Inventory (as defined below) in each case relating to Seller's Salon Style product line, including the right to use the name "Salon Style" and any derivation or modification thereof, and Seller's Salon Style customer and supplier lists, goodwill, brochures, sales literature, advertising, promotional and training materials, and product formulations and methods of manufacture and any other materials and intellectual property using or relating to Seller's Salon Style trademark and product line




                                 Exhibit 10.1-1
throughout the world, in each case as set forth on Schedule A attached hereto and incorporated herein by reference (collectively, the "Assets").

         1.2 Royalties. In exchange for the Assets of the Seller to be acquired by Buyer as described in Section 1.1 of this Agreement, and the other rights assigned to Buyer hereunder, on the terms and subject to the conditions of this Agreement, Buyer shall deliver and pay to the Seller the following amounts on the dates and in the manner set forth below:

                  (a)(i) On the Closing Date, Buyer shall transfer to Congress Financial Corporation (Central) ("Congress") via wire transfer $300,000.00, in the form of a non-refundable advance against future royalties payable in accordance with the terms hereof, as a credit against Seller's outstanding obligations to Congress.

                  (ii) Seller has requested that Buyer refrain from personally investigating the Salon Style SKUs per customer, and has instead given Buyer Schedule G, upon which Buyer is relying for the accuracy of that information. Buyer shall pay Seller by regular check, an additional $50,000 within 60 days of closing, and $50,000 within ninety (90) days of Closing, upon Buyer's determination that Schedule G is accurate. In the event of any inaccuracy, Buyer shall be entitled to a proportionate credit against the $100,000 due, measured by comparing the number of SKU's missing to the numbers of SKUs represented in Schedule G. Lamaur shall have the right to verify any claimed inaccuracies.

                  (iii) A. If, within the 12 months immediately following Closing (as defined below), Buyer's Net Sales of Salon Style Products equals a minimum of $1,333,333.00, a royalty in an amount equal to 30% of Buyer's monthly Net Sales of Salon Style Products for the balance of such 12-month period (including any part of the month in which such Buyer's Net Sales of Salon Style Products equals such amount). This royalty shall be payable, if it becomes due, by




                                 Exhibit 10.1-2
wire transfer to the account of Congress, within 21 days from the end of each thirty day period during the twelve months from Closing for which it is payable.

                           B. In the event that Buyer's Net Sales of Salon Style
Products within the 12 months immediately following Closing do not reach $1,333,333.00, then 30% of the difference between $1,333,333.00 and Buyer's actual Net Sales shall be a credit to Buyer against any royalties due under paragraph 1.2(a)(iv) and (v) hereof, provided that in no event shall Seller's liability for any such credit exceed the amounts of the royalties due Seller under paragraph 1.2(a)(iv) and (v).

                           For example, if Buyer's Net Sales of Salon Style
Products for the first ten months after Closing reaches $1,333,333.00, Buyer shall pay Seller, in addition to the non-refundable royalty advance due under
Section 1.2(a)(i) above, 20% of Buyer's Net Sales of Salon Style Products during the next two months.

                           If Buyer's Net Sales of Salon Style Products for the
12 months after Closing is $1,233,333.00, Buyer shall receive a credit of $30,000.00 (1,333,333.00 - 1,233,333.00 = 100,000 x 30% = 30,000) to be applied against any royalties due under paragraph 1.2(a)(iv) and (v) below, provided that in no event shall Seller's liability for any such credit exceed the amounts of the royalties due Seller under paragraph 1.2(a)(iv) and (v).

                  (iv) A royalty based upon 15% of Buyer's annual Net Sales of Salon Style Products for the one year beginning on the first day of the month following 12 months from the Closing Date. Such additional royalty payments are to be made quarterly within 45 days from the end of each such period.

                  (v) At the end of the second one year period, which is two years from the Closing Date, an additional royalty for the next two years based upon Net Sales of Salon Style




                                 Exhibit 10.1-3

Products. The royalty rate for each year of such two year period shall be 1% of Buyer's annual Net Sales of Salon Style Products.

                   (vi) At the end of the four year period from the Closing Date no further royalties shall be due.

                  (vii) Net Sales, as used in this Agreement, shall mean Buyer's invoiced sales, less cash discounts, of Salon Style Products sold to an independent third party purchaser. Salon Style Products, as used in this Agreement, shall mean all Seller's products using the Salon Style trademarks set forth on Schedule A. Excluded from Net Sales shall be expenses for co-op advertising media, free standing inserts, coupon redemption from clearing houses, rebates cleared via clearing houses, and quarterly payments for planned promotional activities. Invoiced sales shall deduct retailer promotional allowances such as prepayment for unit "scan-downs," and other allowances reflected in a reduced invoice price per item, or charged back.

         1.3 Inventory. On the Closing Date, Buyer agrees to purchase all of the useable and saleable Salon Style Products (including finished goods, raw materials and components, but excluding obsolete Salon Style Products) which are either in Seller's possession as of the Closing Date or which have been ordered prior to the Closing Date but not yet received by Seller (collectively, "Inventory"). The purchase price for each piece of Inventory shall equal Seller's internal standard direct cost rate as set forth in Schedule B. Unless Congress otherwise agrees in writing, all payments due Seller hereunder shall be made to The Lamaur Corporation, P.O. Box 1450, Minneapolis, MN 55432. The parties hereby agree that the following additional provisions shall govern the terms pursuant to which Buyer agrees to purchase the Inventory from Seller:

                  (a)(1) The Parties agree that following Closing, Buyer shall be entitled to move from Seller's facilities, or facilities in which Seller houses Inventory, to Buyer's facilities, all or a




                                 Exhibit 10.1-4
portion of the Inventory that it is purchasing pursuant to the terms hereof, provided that Seller shall pay any and all costs associated with moving such Inventory, exclusive of freight and/or shipping costs (collectively, the "Moved Inventory"). The Parties agree that Buyer shall, within thirty (30) days of the date on which it moves the Moved Inventory, pay Seller an amount equal to the aggregate purchase price of the Moved Inventory (which shall be determined in accordance with the prices set forth on attached Schedule B), less One Hundred Thousand Dollars ($100,000.00), which shall be paid to Buyer by Seller in accordance with the provisions set forth below (such amount being referred to herein as the "Inventory Setoff"). Seller agrees that it shall continue to pay all Inventory storage costs until such time as the Inventory, including the Moved Inventory, is moved by Buyer to Buyer's facilities.

                   (a)(2) The Parties further agree that following Closing, Seller shall continue to fill orders it receives for Inventory in accordance with Seller's past practices, and that Seller will remit to Buyer within thirty
(30) days from the date of shipment the proceeds of all such sales, less an amount equal to Seller's shipping and handling costs, broker commissions owed on such sales, freight costs and cash discounts (collectively, the "Related Costs"). Additionally, Buyer shall deduct from the proceeds of any such sale the cost of the shipped Inventory. The Parties agree that the Related Costs on any Inventory shipment filled by Seller in accordance with the foregoing shall be 11.0% of the aggregate price of any such Inventory shipment.

                   (a)(3) The Parties further agree that the Inventory Setoff shall be promptly paid by Buyer to Seller on the date that is twelve (12) months from the Closing Date, less only any payments due to Buyer, including retailer chargebacks to Buyer which are Seller's responsibility.

         (ii) Any Inventory not sold by Buyer within six months from the Closing Date shall be deemed to be not useable or saleable Inventory. Such Inventory may thereafter be sold by


                                 Exhibit 10.1-5
the Parties as a closeout or destroyed, upon the mutual agreement of the Parties regarding price and customer. Any such closeout sales shall accrue as a sale by Seller, with Buyer to be reimbursed by Seller for Buyer's cost of such Inventory, if previously paid by Buyer, and no royalty payments to be due from Buyer. Any Salon Style Products which are returned as returns or damages to Seller or Buyer after six months from the Closing Date shall be the responsibility of Buyer; such returns or damages may be sent back to Buyer or may be sold by the Parties as a closeout, upon the mutual agreement of the Parties regarding price and customer, with no royalty payments due to Seller on any such closeout sales. Buyer shall utilize Seller's Inventory before using alternative suppliers for use in manufacturing Salon Style Products, provided that such products are useable and saleable. Buyer agrees that any finished goods, raw materials or components which it purchases from other vendors for use in the production, manufacture, marketing, and/or advertising of the Salon Style Products during the time period for which royalty payments are due to Seller under this Agreement shall be at least equal to the quality of Seller's products and packaging (in the reasonable judgment of Seller).

         (iii) At a time to be determined upon written request made by Buyer to Seller after Closing, all Inventory sold to Buyer by Seller after the date of such request shall bear Buyer's UPC Codes label. Any relabeling necessary to meet this requirement shall be at Seller's expense.

         (v) Seller has secured a letter agreement from Tiro Industries, Inc. ("Tiro") to extend the same benefits enjoyed by Seller under its Manufacturing Agreement with Tiro to Buyer until December 22, 2002. A copy of this letter agreement is attached to this Agreement as Schedule F.



                                 Exhibit 10.1-6

         1.4      Designation of Funds.
                  --------------------

                  (a) It is agreed by the parties that the intent of the non-refundable advance against future royalties as discussed in Sections 1.2
(a),(i),(ii),(iii) is to be the royalty amount due for the first 12 months immediately following Closing, subject to adjustment as provided in Section 1.2
(a)(iv) and (v) and (vi).

                  (b) This classification of funds will by no means change the fact that the Parties agree and understand that the $400,000, or such other sum as determined under 1.2(a)(i) and 1.2(a)(ii) is to be applied as a credit against future royalty payments.

                  (c) The clarification of the assignment of values in items
(a) and (b) above in no way limits or expands the rights or obligations of the parties.

                  (d) Monies paid pursuant to this Agreement will be specifically designated and assigned as an Inventory payment or as a Royalty payment.

                                    Article 2
                                    ---------

                            Closing and Closing Date
                            ------------------------

         2.1(a) The term "Closing" as used herein shall refer to the actual conveyance, transfer, assignment and delivery of the Assets described in Section
1.1 of this Agreement to Buyer, in exchange for the payment to, and the promises to pay, Seller the purchase price described in Section 1.2 of this Agreement on the Closing Date and the royalties set forth in Section 1.2 on the date therein specified. The Closing shall take place on April 29, 2002 (the "Closing Date"), or at such other time as shall be agreed upon in writing by the Seller and Buyer, at a location to be determined in New York City.

                  (b) Buyer and Seller have been exchanging confidential information about each other's business in connection with the negotiations leading up to this Agreement, and will




                                 Exhibit 10.1-7
continue to exchange such information after Closing. All information, written or oral, obtained through such exchanges and investigations from nonpublic sources shall be held in confidence by Buyer and Seller and their representatives and not used or disclosed to any third party, except on a confidential basis. This obligation shall survive any termination of this Agreement. If this transaction is not consummated, all written material acquired from Seller or Buyer or their representatives or developed by or for Seller or Buyer shall be delivered to Buyer or Seller as applicable.

         2.2      At the Closing on the Closing Date:

                  (a)      The Seller shall deliver to Buyer:

                            (i) Such instruments of assignment, transfer, and
conveyance as will be sufficient or requisite, in the opinion of Buyer and its counsel, to vest in Buyer, its successors and assigns, the full, complete, absolute, legal and equitable title in and to the Assets of the Seller described in Section 1.1 hereof, including a written assignment of the trademarks, trademark rights and trade names listed in Schedule A attached hereto in recordable form for the United States, and listed foreign countries, bill of sales, and the written consent and release of any third party holding a lien or any other similar interest to the assets conveyed to Buyer.

                            (ii) The opinion of counsel for Seller, dated as of
the Closing Date, to the following effect:

                                    (A) The Seller is a corporation duly
organized, validly existing and in good standing under the laws of its state of incorporation;

                                    (B) Seller has full right and power to enter
into, and perform its obligations under this Agreement and it has taken all requisite corporate action to authorize the execution, delivery and performance of this Agreement and the consummation of the sale and



                                 Exhibit 10.1-8
purchase of the Assets and the other transactions contemplated by the Agreement; and this Agreement has been duly executed and delivered by the Seller and is a valid, enforceable and binding obligation of Seller, subject to bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforceability of creditors' rights in general (regardless of whether such enforceability is considered in a proceeding in equity or at law);

                                    (C) The bills of sale, assignments and other
documents and instruments of sale, assignment, conveyance and transfer delivered to Buyer by Seller have been duly executed and delivered by Seller and are binding upon, and enforceable against, Seller and are sufficient to convey and transfer to, and to vest in Buyer, all right, title and interest, of record and otherwise, of Seller in and to the Assets described in Section 1.1 of this Agreement, free and clear of any claims, liens, or encumbrances.

                           (iii) Files, documents and records pertaining to the
business of the Salon Style Products which are to be transferred to Buyer hereunder, including formulas, methods of manufacture, and suppliers of each product and such documents as will identify the location of such products and all other Assets throughout the world (unless they are delivered to Buyer prior to the Closing Date).

                  (b) Buyer shall deliver to Seller:

                           (i) The purchase price described in Section 1.2 (a)
of this Agreement;

                           (ii) The opinion of Buyer's legal counsel, dated as
of the Closing Date, to the following effect:

                                    A. Buyer is a corporation duly organized,
validly existing and in good standing under the laws of the State of New York.






                                 Exhibit 10.1-9

                                    B. Buyer has full right and power to enter
into and perform its obligations under this Agreement and has taken all requisite corporate action to authorize the execution, delivery and performance of this Agreement and the consummation of the sale and purchase of the Assets and the other transactions contemplated by this Agreement; and this Agreement has been duly executed and delivered by Buyer and is a valid, enforceable and binding obligation of Buyer, subject to bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforceability of creditors' rights in general.

                  (c) The Seller and Buyer will take any and all such other actions and do any and all such other things as may be reasonably necessary or desirable to consummate the sale and purchase of the Assets contemplated by this Agreement and to enable such sale and purchase to become effective on the Closing Date in accordance with the terms and conditions of this Agreement.

                                    Article 3
                                    ---------

                    Warranties and Representations of Seller
                    ----------------------------------------

         The warranties in this Article 3 shall survive the Closing for the period of the applicable statute of limitations on written contracts. The Seller warrants and represents to Buyer, its successors and assigns as follows:

         3.1 Seller is a corporation, duly organized, validly existing and in good standing under the laws of the State of Delaware, and has the corporate power and holds all rights, privileges, franchises, immunities, licenses, permits, authorizations and approvals (governmental or otherwise) necessary to own and operate its properties and to carry on and conduct its business.

         3.2 The Seller has full right and power to enter into, and perform its obligations under, this Agreement; has taken all requisite corporate action to authorize the execution,




                                Exhibit 10.1-10
delivery and performance of this Agreement and the consummation of the sale and purchase of the Assets described in Section 1.1 and the other transactions contemplated by this Agreement; and this Agreement has been duly authorized, executed and delivered by the Seller and is binding upon, and enforceable against, the Seller in accordance with its terms.

         3.3 Seller has and will have at the Closing good and marketable title to all of the Assets covered by this Agreement, free and clear of all claims, liens and encumbrances.

         3.4 There is no product warranty or liability claim, no litigation at law or in equity, no arbitration proceeding, and no proceeding or investigation before or by any commission, agency or other administrative or regulatory body or authority, pending or, to the knowledge of the Seller, threatened against or affecting Seller, or the Salon Style Products, which would impair or adversely affect the Assets, or prohibit the sale of the rights, properties or Assets contemplated by this Agreement.

         3.5 Schedule A contains a true, accurate and complete schedule setting forth all trademarks, trade names, and copyrights, other intellectual property and all related registrations, rights, privileges, franchises and immunities and all applications pending or to be filed therefor, related to the Salon Style Products. Except as disclosed in Schedule A, no licenses, sublicenses, covenants, agreements or other arrangements have been granted or entered into by Seller in respect of any of such trademarks and copyrights, rights, privileges, franchises, immunities or applications pending or to be filed therefor.

         3.6 Schedule B and C contain a true, accurate and complete schedule setting forth the costs and sales data reflected therein.

         3.7 No claims or lawsuits have been asserted within the last three years by any third party alleging that Seller does not have the right to use the marks set forth in Schedule A in its





                                Exhibit 10.1-11
present business. To the best of Seller's knowledge, there are no infringements by third parties of the "Salon Style" mark, material to Seller's present business.

         3.8 No contract rights of any third party shall affect Buyer with regard to any Assets conveyed herein, except as set forth on Schedule D annexed hereto.

         3.9 Neither this Agreement nor the sale and purchase of the Assets or any other transaction contemplated by this Agreement was induced or procured through any person, firm, corporation or other entity acting on behalf of, or representing the Seller as a broker, finder, investment banker, financial advisor or acting in any similar capacity.

         3.10 Schedule E reflects the promotional schedule and costs committed by Seller with respect to the Salon Style Products as of the date of Closing. Seller agrees that it will pay the cost of all such promotions scheduled for April as outlined on Schedule E. Seller also agrees to pay for those promotions scheduled for May totaling $21,550.00 and for portions of certain promotions scheduled for June and the losses associated with the Rite Aid Freebate Program as outlined on Schedule E and the balance of all such promotional costs shall be Buyer's responsibility. If Seller has failed to list on Schedule E a promotion that was scheduled by Seller, Seller shall pay the cost of that promotion. Buyer retains the right to cancel any of the promotions listed on Schedule E after the date of Closing.







                                Exhibit 10.1-12

                                    Article 4
                                    ---------

                     Warranties and Representations of Buyer
                     ---------------------------------------

         The warranties in this Article 4 shall survive the Closing for the period of the applicable statute of limitations on written contracts. Buyer warrants and represents to Seller, its successors and assigns as follows:

         4.1 Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of New York.

         4.2 Buyer has full right and power to enter into, and perform its obligations under this Agreement and has taken all requisite corporate action to authorize the execution, delivery and performance of this Agreement and the consummation of the sale and purchase of the Assets and the other transactions contemplated by this Agreement; and this Agreement has been duly executed and delivered by the Buyer and is binding upon, and enforceable against the Buyer in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforceability of creditors rights in general and the general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

         4.3 Neither this Agreement nor the sale and purchase of the Assets or any other transaction contemplated by this Agreement was induced or procured through any person, firm, corporation or other entity acting on behalf of, or representing the Buyer as a broker, finder, investment banker, financial advisor or acting in any similar capacity.












                                Exhibit 10.1-13

                                    Article 5
                                    ---------

                            Covenants of the Parties
                            ------------------------

         5.1 (a) Seller covenants that it will make available to Buyer an employee of Seller who is knowledgeable about the Salon Style business for consultation up to 10 hours per week, for 12 months from the Closing Date. Buyer will pay all travel and other out of pocket expenses incurred by such employee in the fulfillment of such consultation services, which expenses shall not include the employee's salary, bonuses, benefits, contributory health insurance, payroll taxes and other costs incidents to all Seller's employees.

                  (b) Seller covenants that it will continue to operate the Salon Style line of products business in the usual and customary manner until the Closing Date.

                  (c) Seller covenants that it will not sell products designed to compete with the Salon Style Products in the United States for a period of five (5) years from the Closing Date. For the purposes of this Agreement, products designed to compete with the Salon Style Products shall be defined as any new line of hair care products, (i) using the words "salon," "style," "clean mist," "body boost," "design elements," "salon developed and tested," "flexible hold," as a trademark or brand, or in a manner that gives those words conspicuous or special prominence, (ii) using the same product descriptors, formulas, colors and fragrances as those sold to Buyer herein.

                  (d) Seller covenants that it will not use any of the trademarks, tradenames, trademark rights, trade dress or copyrights listed on Schedule A and assigned to the Buyer hereunder, as long as the Buyer, or its successors and assigns, shall have legal rights in such trademarks, tradenames, trademark rights, trade dress and copyrights.







                                Exhibit 10.1-14

                  (e)(i) For six months following Closing, subject to (iii) below, Seller covenants that it will accept all returns of products (including returns and damages), chargebacks, credits or allowances of every kind, including, without limitation, such allowances as slotting allowances, new store allowances, planogram allowances, arising from products manufactured, sold or otherwise conveyed or granted by Seller bearing or using the trademarks or copyrights listed on Schedule A hereto, from the trade, whether received from the trade by Seller or Buyer. Seller will credit or otherwise fully satisfy the claims of the parties returning such products, or credit Buyer who shall satisfy the claims, in the event the products are returned to, or credits demanded from Buyer. However, for the second 3 months following Closing, Buyer shall be responsible for any such credits totaling during such period to less than $5,000.00 from any one account.

                  (ii) Buyer may deduct any such credits or allowances paid or credited by Buyer from any monies owed to Seller. Any such credits due Buyer which exceeds the amount owed to Seller, shall be paid within 30 days of billing to Seller. Buyer shall promptly advise Seller of all credits or allowances paid or credited by Buyer which it seeks to deduct from monies owed to Seller or to invoice to Seller.

                  (iii) With regard to any audits conducted or credits withheld by Seller's accounts after Closing, for Salon Style Products sold by Seller prior to Closing, Seller's liability shall be for the full amount that any such audit finds to be due or any such credits withheld, regardless of how long after Closing the audit and claim for credit takes place.

         5.2 Buyer covenants that it will use commercially reasonable efforts to optimize the profits of Salon Style Products during the time period for which royalties are due to Seller under this Agreement. Buyer will not suspend, depress or delay any sales which optimize profits of Salon Style Products for a period of two years from the Closing Date.










                                Exhibit 10.1-15

                                    Article 6
                                    ---------

                   Indemnification of the Buyer by the Seller
                   ------------------------------------------

         6.1 (a) The Seller shall indemnify the Buyer against, and hold the Buyer harmless from: (i) any and all costs, damages, expenses, liabilities, claims, obligations or losses (including reasonable attorneys' fees and other reasonable legal costs and expenses incurred in connection therewith) resulting from, or arising out of, any material inaccuracy or misrepresentation in, or breach of, or default in performance of or compliance with, any of the warranties, representations, covenants or agreements made by the Seller in this Agreement, and (ii) any and all costs, damages, expenses, liabilities, claims, obligations or losses (including reasonable attorneys' fees and other reasonable legal costs and expenses incurred in connection therewith) resulting from or arising out of the use by any person of the Inventory. In addition to all other rights or remedies Buyer may have against Seller, Buyer shall have the right of offset against any royalties due in years two, three and four following Closing, in such sums as Buyer is entitled to indemnity hereunder.

                  (b) Seller shall maintain liability insurance of at least five million dollars covering the products it has manufactured and sold to Buyer, naming Buyer as a third party insured. For any such products Seller's insurance shall be primary.

         6.2 Upon receipt of notice of any claim or demand which could give rise to a claim for indemnification under Section 6.1 hereof, Buyer shall promptly notify Seller of such claim or





                                Exhibit 10.1-16
demand and Seller shall have a reasonable time (not to exceed thirty (30) days) after receipt of such notice to elect to defend such claim or demand on behalf of Buyer. If Seller so elects to defend such claim or demand, Buyer shall make available to Seller and its agents and representatives all records and other materials which are required in the defense of such claim or demand and shall otherwise cooperate with, and assist, Seller in the defense of such claim or demand.

                                    Article 7
                                    ---------

                   Indemnification of the Seller by the Buyer.
                   -------------------------------------------

         7.1 The Buyer shall indemnify the Seller against, and hold the Seller harmless from: any and all costs, damages, expenses, liabilities, claims, obligations or losses (including reasonable attorneys' fees and other reasonable legal costs and expenses incurred in connection therewith) resulting from, or arising out of: (i) any material inaccuracy or misrepresentation in, or breach of, or default in performance of or compliance with, any of the warranties, representations, covenants or agreements made by Buyer in this Agreement, and
(ii) the use of any product bearing or using any trademarks or copyrights assigned or conveyed to Buyer pursuant to this Agreement indicating a date of manufacture subsequent to the Closing Date.

         7.2 Upon receipt of notice of any claim or demand which could give rise to a claim for indemnification under Section 7.1 hereof, the Seller shall promptly notify the Buyer of such claim or demand and the Buyer shall have a reasonable time (not to exceed thirty (30) days) after receipt of such notice to elect to defend such claim or demand on behalf of the Seller. If the Buyer so elects to defend such claim or demand, the Seller shall make available to the Buyer and its agents and representatives all records and other materials which are required in the defense of such claim or demand and shall otherwise cooperate with, and assist, Buyer in the defense of such claim or demand.











                                Exhibit 10.1-17

                                    Article 8
                                    ---------

                                  Miscellaneous
                                  -------------

         8.1 Expenses. The Parties will pay their own costs and expenses (including attorneys' fees, accountants' fees and other professional fees and expenses) in connection with the negotiation, preparation, execution and delivery of this Agreement and the consummation of the sale and purchase of the Assets and the other transactions contemplated by this Agreement.

         8.2 Notices. Unless and until notified otherwise in writing, any and all notices and other communication required or permitted under this Agreement shall be effectively delivered for all purposes, if delivered personally or by telecopier, upon the date delivered or the telecopied message is received, or if mailed, upon deposit in the United States mail, first class postage prepaid, and, if directed to the Buyer, properly addressed to Alleghany Pharmacal Corporation, 277 Northern Boulevard, Great Neck, New York, 11021 Attention:
David Geller with a copy to Jerold W. Dorfman, Esq., 81 Main Street, Suite 502, White Plains, New York 10601 and, if directed to the Seller, properly addressed to The Lamaur Corporation, 5601 East River Road, Fridley, Minnesota, 55432-6198,
Attention: Jay Olson., with a copy to Robert Zeglovitch, Esq., Leonard, Street and Deinard Professional Association, Suite 2300, 150 South Fifth Street, Minneapolis, Minnesota, 55402.

         8.3 Amendments. Waivers and Consents. Amendments to this Agreement, and waivers and consents with respect to this Agreement, may be made by an instrument or instruments in writing signed by authorized representatives of the Parties and no amendment to this Agreement, and no waiver or consent with respect to this Agreement shall be effective unless and until made by such an instrument or instruments in writing.








                                Exhibit 10.1-18

         8.4 Successors and Assigns. This Agreement shall inure to the benefit of, and be binding upon, and enforceable against the Parties and their successors and assigns.

         8.5 Severability. If any term or provision of this Agreement is prohibited or made unenforceable by any law, regulation or ordinance, such term or provision will have no force and effect to the extent prohibited or made unenforceable but shall not invalidate or terminate any other provisions of this Agreement.

         8.6 Bulk Sales Statute. The Buyer waives compliance with any applicable bulk sales statute.

         8.7 Arbitration. Any disputes arising under this Agreement shall be resolved by three arbitrators under the rules of the American Arbitration Association. The arbitrators shall apply the law of Minnesota and shall apply the terms of this Agreement. Any award by the arbitrators may be confirmed and enforced in an appropriate court. Any arbitrators chosen pursuant to the terms hereof may permit such discovery as they, in their discretion, deem appropriate. Nothing herein shall be construed to prohibit any party from seeking in any court of competent jurisdiction any injunctive relief to which it is entitled hereunder, and provided further,.

         8.8 Entire Agreement. This Agreement constitutes the entire agreement among the Parties and supercedes all prior agreements, proposals, representations and understandings, both written and oral, among the parties with respect to the purchase of the Assets hereunder, and no purported variation of this Agreement shall be effective unless made in writing signed by the parties.

         8.9 Headings. The headings herein are for convenience of reference only, do not constitute a part of this Agreement and shall not be deemed to limit or affect any, of the provisions hereof.







                                Exhibit 10.1-19

         8.10 Counterparts. This Agreement may be executed in any number of counterparts, each of which, when executed and delivered, shall have the force and effect of an original.

         8.11 Right to Audit. For the period from the Closing Date until two years after the end of the royalty period specified in Section 1.2(a)(v) of this Agreement, Seller shall have the right to conduct audits of the books, accounts and records of the Buyer upon reasonable notice and during normal business hours, for the purpose of confirming Buyer's compliance with this Agreement. Buyer may substitute for such an audit, at its election, statements which set forth the amount of the royalty payment and describe in reasonable detail the bases for such amounts and which are certified by KPMG LLP or other certified public accountant consented to by the Seller, which consent shall not be unreasonably withheld, attesting to the accuracy of the statements and the compliance of such statements with generally accepted accounting principles which have been consistently applied.

         IN WITNESS WHEREOF, the Parties have executed and delivered this Agreement on the day and year first above written.























                                Exhibit 10.1-20

ALLEGHANY PHARMACAL CORPORATION

a New York Corporation

By /s/ David Geller                                       Date:  April 29, 2002
Its President



THE LAMAUR CORPORATION

a Delaware Corporation

By /s/ Jay T. Olson                                       Date:  April 29, 2002
      Jay T. Olson
Its Vice President of Finance














                                Exhibit 10.1-21

                           List of Excluded Schedules

         Schedule A:       Intellectual property using or relating to Lamaur's
         ----------        Salon Style trademark and product line

         Schedule B:       Lamaur's internal standard Salon Style inventory
         ----------        direct cost rate

         Schedule C:       Net sales by customer by product 2001
         ----------

         Schedule D:       Third party contracts effecting the conveyed assets
         ----------

         Schedule E:       Schedule of promotional obligations and costs
         ----------

         Schedule F:       Tiro letter agreement
         ----------

         Schedule G        Salon Style SKU schedule with discontinuances
         ----------
















                                Exhibit 10.1-22